Exhibit 12.1

Royal Bank of Canada and Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Dividends
CDN GAAP

			Year Ended October 31
	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
(Canadian dollars in millions)

Excluding Interest on Deposits

Income from continuing operations before income taxes	$6,968	$5,526	6,005	7,025	$6,204	$4,702	$4,322	$4,406	$4,072	$3,658

Less: Income from equity investees	55	4	(42)	(63)	(55)	(105)	(73)	14	(7)	(3)	Note 1

Fixed Charges:
Interest expense (excl. Deposits)	$2,605	$2,275	3,826	5,075	$4,700	$3,242	$2,326	$2,111	$1,968	$2,278
Estimated interest within rental expense	149	146	129	128	127	114	123	118	132	119
Total fixed charges	2,754	2,421	3,955	5,203	4,827	3,356	2,449	2,229	2,100	2,397

Preferred dividend requirements	338	325	131	110	78	58	44	46	57	49	Note 2

Fixed charges and preferred dividends	3,092	2,746	4,086	5,313	4,905	3,413	2,493	2,275	2,157	2,446

Earnings	9,777	7,951	9,918	12,165	10,976	7,953	6,698	6,649	6,165	6,052

Ratio of earnings to fixed charges	3.55	3.28	2.51	2.34	2.27	2.37	2.73	2.98	2.94	2.53

Ratio of earnings to fixed charges and
preferred dividends	3.16	2.90	2.43	2.29	2.24	2.33	2.69	2.92	2.86	2.47

Including Interest on Deposits

Income before income taxes	$6,968	$5,526	$6,005	$7,025	$6,204	$4,702	$4,322	$4,406	$4,072	$3,658

Less: Income/(loss) from equity investees	55	4	(42)	(63)	(55)	(105)	(73)	14	(7)	(3)	Note 1

Fixed Charges:
Interest expense (incl. Deposits)	$7,696	$9,037	15,984	18,845	$15,408	$10,188	$7,468	$7,563	$7,677	$10,990
Estimated interest within rental expense	149	146	129	128	127	114	123	118	132	119
Total fixed charges	7,845	9,183	16,113	18,973	15,535	10,302	7,591	7,681	7,809	11,109

Preferred dividend requirements	338	325	131	110	78	58	44	46	57	49	Note 2

Fixed charges and preferred dividends	8,183	9,508	16,244	19,083	15,613	10,359	7,635	7,727	7,866	11,158

Earnings	14,868	14,713	22,076	25,935	21,684	14,899	11,840	12,101	11,874	14,764

Ratio of earnings to fixed charges	1.90	1.60	1.37	1.37	1.40	1.45	1.56	1.58	1.52	1.33

Ratio of earnings to fixed charges and
preferred dividends	1.82	1.55	1.36	1.36	1.39	1.44	1.55	1.57	1.51	1.32

Note (1)	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
Equity in Undistributed Earnings of Unconsolidated Subsidiaries Calculation (C $'000s):
Associated Corporations
(equity accounted investments - both GAAPS)	(54,684)	(3,922)	41,695	63,411	55,152	104,561	73,043	(14,174)	6,843	2,800
Joint Ventures
(equity accounted investments - US GAAP and
proportionate consolidation Cdn. GAAP)	-	(1)	-	-	-	-	-	-	-	-
	(54,684)	(3,923)	41,695	63,411	55,152	104,561	73,043	(14,174)	6,843	2,800
Note: Losses are presented with a negative sign in this calculation.

Note (2)
Preferred Dividend Requirements Calculation (C $ millions):
Preferred Dividends (per Income Statement)	258	233	101	88	60	42	31	31	38	31
Taxable Equivalent Gross-up
(1-Canadian Tax Rate for period)	76.4%	71.6%	77.2%	80.2%	77.4%	72.8%	70.2%	67.3%	66.5%	63.4%
Preferred Dividend Requirement	338	325	131	110	78	58	44	46	57	49
Effective Tax Rate for Continuing Ops	23.6%	28.4%	22.8%	19.8%	22.6%	27.2%	29.8%	32.7%	33.5%	36.6%

Royal Bank of Canada and Subsidiaries
Ratio of Earnings to Fixed Charges and Preferred Dividends

	2010	2009	2009	2008	2008	2007	2006	2005
(Canadian dollars in millions)		OLD	Restate	OLD	Restate
Excluding Interest on Deposits

Income from continuing operations before income taxes	$7,021	$5,400	$5,563	$5,279	$5,288	$7,112	$6,192	$4,918

Less: Income/(loss) from equity investees	(113)	(159)	(159)	(264)	(264)	(268)	(203)	(159)	Note 1

Fixed Charges:
Interest expense (excl. Deposits)	$2,514	$2,149	$2,149	$3,659	$3,659	$4,913	$4,564	$3,127
Estimated interest within rental expense	142	140	140	124	124	122	122	110
Total fixed charges	2,656	2,289	2,289	3,783	3,783	5,035	4,686	3,237

Preferred dividend requirements	342	320	320	139	139	125	94	76	Note 2

Fixed charges and preferred dividends	2,998	2,609	2,609	3,922	3,922	5,160	4,780	3,313

Earnings	9,564	7,530	7,693	8,798	8,806	11,879	10,675	7,996

Ratio of earnings to fixed charges	3.60	3.29	3.36	2.33	2.33	2.36	2.28	2.47

Ratio of earnings to fixed charges and preferred dividends	3.19	2.89	2.95	2.24	2.25	2.30	2.23	2.41

Including Interest on Deposits

Income from continuing operations before income taxes	$7,021	$5,400	$5,563	$5,279	$5,288	$7,112	$6,192	$4,918

Less: Income/(loss) from equity investees	(113)	(159)	(159)	(264)	(264)	(268)	(203)	(159)	Note 1

Fixed Charges:
Interest expense (incl. Deposits)	$7,590	$8,816	$8,816	$15,450	$15,450	$18,362	$15,076	$10,073
Estimated interest within rental expense	142	140	140	124	124	122	122	110
Total fixed charges	7,732	8,956	8,956	15,574	15,574	18,484	15,198	10,183

Preferred dividend requirements	342	320	320	139	139	125	94	76	Note 2

Fixed charges and preferred dividends	8,074	9,276	9,276	15,713	15,713	18,609	15,292	10,259

Earnings	14,640	14,197	14,360	20,589	20,597	25,328	21,187	14,942

Ratio of earnings to fixed charges	1.89	1.59	1.60	1.32	1.32	1.37	1.39	1.47

Ratio of earnings to fixed charges and preferred dividends	1.81	1.53	1.55	1.31	1.31	1.36	1.39	1.46

Note (1)
Equity in Undistributed Earnings of Unconsolidated Subsidiaries Calculation (C $'000s):
Associated Corporations
(equity accounted investments - both GAAPS)	(54,684)	(3,923)	(3,923)	41,695	41,695	63,411	55,152	104,561
Joint Ventures
(equity accounted investments - US GAAP and
proportionate consolidation Cdn. GAAP)	167,278	162,693	162,693	222,636	222,636	204,679	147,670	54,911
	112,594	158,770	158,770	264,331	264,331	268,090	202,822	159,472
Note: Losses are presented with a negative sign in this calculation.

Note (2)
Preferred Dividend Requirements Calculation (C $ millions):
Preferred Dividends (per Income Statement)	258	233	233	112	112	102	74	56
Taxable Equivalent Gross-up
(1-Canadian Tax Rate for period)	75.4%	72.8%	72.7%	80.5%	80.5%	81.4%	78.9%	73.7%
Preferred Dividend Requirement	342	320	320	139	139	125	94	76
Effective Tax Rate for Continuing Ops	24.6%	27.2%	27.3%	19.5%	19.5%	18.6%	21.1%	26.3%